Exhibit 99.1

FIRST PACTRUST BANCORP, INC. ANNOUNCES

2nd QUARTER 2010 EARNINGS

August 16, 2010 — Chula Vista, California — First PacTrust Bancorp, Inc. (Nasdaq: FPTB), the holding company for Pacific Trust Bank, announced results for the second quarter of 2010. The Company experienced a reduction in the level of its delinquent loans, non-performing loans and OREO between March 31, and June 30, 2010 and an increase in its net interest margin from 3.24% to 3.28%. In addition, the Company reported increased provisions for loan losses of $3.4 million over the first quarter of 2010. The Company’s allowance for loan losses as a percentage of loans outstanding rose to 2.5% at June 30, 2010, compared to 1.9% at March 31, 2010.

Earnings Summary

First PacTrust Bancorp reported a net loss of ($2.5) million and ($1.6) million for the quarter and for the six month period ended June 30, 2010, respectively, compared to net income of $685 thousand and a net loss of ($1.9) million for the quarter and for the six months ended June 30, 2009. After preferred dividends, the second quarter’s net loss available to common shareholders was ($2.7) million or ($.65) per diluted share compared to net income available to common shareholders of $434 thousand or $0.10 per diluted share for the prior year’s second quarter. For the six months ended June 30, 2010 the net loss available to common shareholders after preferred dividends was ($2.1) million or ($.50) per diluted share compared to a net loss available to common shareholders of ($2.4) million or ($.58) per diluted share for the six month period of the prior year.

The Company’s provisions for loan losses totaled $5.6 million during the second quarter reflecting an increase of $3.4 million over the first quarter of 2010. The Company increased provision for loan losses despite a decrease in non-performing loans of $2.2 million during the second quarter. Non-performing loans totaled $53.6 million as of June 30, 2010, compared to $55.8 million at March 31, 2010 and $50.9 million at December 31, 2009. For the six months ended June 30, 2010 total provisions for loan losses totaled $7.8 million a decline of $1.8 million from the same period in the prior year.

The allowance for loan losses as a percentage of loans outstanding was 2.5% at June 30, 2010 compared to 1.9% at March 31, 2010. The increase in the percentage of allowance to loans outstanding was the result of increased general reserves and reserves on problem loans as well as an overall decline in loan balances during the second quarter of 2010. Net loan charge-offs increased $900 thousand during the second quarter and totaled $2.1 million compared to $1.2 million for the first quarter of 2010.

President and Chief Executive Officer, Hans Ganz stated that “The results of the second quarter were in accordance with management’s expectations and reflect a strengthening of the Company’s balance sheet. The Bank’s loan loss reserves as a percentage of total loans increased from 1.9% at March 31, 2010 to 2.5% at June 30, 2010. This provides the bank with additional protection from general market conditions including lingering economic and housing challenges. Meanwhile, we were pleased with the improvement in the Bank’s loan portfolio as measured by a decrease in the amount of non-performing loans and loan delinquencies; the expansion of our net interest margin; solid deposit growth and the strong performance of our securities portfolio.”

For the quarter ended June 30, 2010, net interest income before provision for loan losses decreased $253 thousand to $7.0 million, compared to $7.3 million in the same period of the prior year. This resulted from a larger decline in interest earning assets than liabilities and the decline in the yield earned on those assets. Interest income on loans decreased $2.3 million to $8.6 million for the second quarter due to a decrease in the average balance of loans receivable of $69.8 million, a decrease in the average yield on loans of 122 basis points as well as an increase in the balance of non-accrual loans. Interest expense decreased $1.9 million to $2.9 million for the second quarter due to a $5.1 million decrease in the average balance of interest bearing liabilities as well as a 96 basis point decrease in the Company’s cost of funds. As of June 30, the Company’s cost of deposits was 87 basis points. For the six months ended June 30, 2009, net interest income before provision for loan losses increased $192 thousand to $14.4 million due to a 13 basis point increase in the Company’s net interest margin.

For the quarter ended June 30, 2010, non-interest expense increased $709 thousand to $4.9 million compared to $4.2 million for the same period of the prior year. This was primarily due to increased reserves and losses on sales of real estate owned assets. For the six months ended June 30, 2010, non-interest expense increased $1.4 million to $9.2 million compared to $7.8 million for the same period of the prior year also due to increased reserves on real estate owned assets as well as increased foreclosure expenses on non-performing loans.

Total assets decreased $12.4 million to $881.5 million at June 30, 2010 from $893.9 million at December 31, 2009, primarily due to an overall decline in loan balances as loan payments and payoffs exceeded loan originations. Total deposits increased $24.0 million, or 3.6%, to $682.4 million at June 30, 2010 from $658.4 million at December 31, 2009. Strong deposit growth due to dislocations in the market place resulting from the failure of numerous local competitors, allowed the Company to reduce Federal Home Loan Bank advances by $35.0 million during the second quarter of 2010.

Equity decreased $1.1 million to $96.4 million at June 30, 2010 from $97.5 million at December 31, 2009. Equity decreased primarily due to a net loss of $1.6 million, payment of preferred stock dividends in the amount of $482 thousand and the payment of common stock dividends in the amount of $425 thousand. Equity increased primarily due to an increased unrealized net gain in securities of $1.2 million and an increase of ESOP shares earned in the amount of $163 thousand.

As of June 30, 2010, the Bank exceeded all regulatory capital requirements of the Office of Thrift Supervision. The Bank’s regulatory capital ratios were core capital 9.2%, tier 1 risk-based capital 12.1% and total risk-based capital 13.4%, versus regulatory requirements to be considered well capitalized of 5.0%, 6.0% and 10.0% respectively.

First PacTrust Bancorp, Inc. is headquartered in Chula Vista, California with nine banking offices serving primarily San Diego and Riverside Counties in California. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

Contact:

Hans R. Ganz, President and CEO

Phone: (619) 691-1519 ext 4000

FIRST PACTRUST BANCORP, INC.

SELECTED FINANCIAL INFORMATION

	Three Months Ended June 30		Six Months Ended June 30
	2010	2009	2010	2009
	(In thousands)		(In thousands)
Selected Operations Data
Total interest income	$9,990	$12,094	$20,508	$24,158
Total interest expense	2,965	4,816	6,144	9,986

Net interest income	7,025	7,278	14,364	14,172
Provision/(reduction) for loan losses	5,634	2,688	7,848	9,686

Net interest income after provision for loan losses	1,391	4,590	6,516	4,486
Noninterest income	364	508	731	893
Noninterest expense	4,925	4,216	9,184	7,795

Income/(loss) before taxes	(3,170)	882	(1,937)	(2,416)
Income tax provision/(benefit)	(713)	197	(354)	(523)

Net income/(loss)	$(2,457)	$685	$(1,583)	$(1,893)

Earnings/(Loss) per share
Basic	$(.65)	$.10	$(.50)	$(.58)

Diluted	$(.65)	$.10	$(.50)	$(.58)

	June 30, 2010	December 31, 2009
	(In thousands)
Selected Financial Condition Data
Total assets	$881,491	$893,921
Cash and cash equivalents	40,104	34,596
Loans receivable, net of allowance of $17,697 at June 30, 2010 and $13,079 at December 31, 2009	707,754	748,303
Securities available-for-sale	70,452	52,304
Deposits	682,405	658,432
Bank owned life insurance investment	18,040	17,932
Advances from Federal Home Loan Bank	100,000	135,000
Shareholders’ equity	96,412	97,485

	Actual		Minimum Capital Requirements		Minimum Required to Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
June 30, 2010
Total capital (to risk- weighted assets)	$89,023	13.38%	$53,247	8.00%	$66,559	10.00%
Tier 1 capital (to risk- weighted assets)	80,703	12.13	26,624	4.00	39,935	6.00
Tier 1 (core) capital (to adjusted tangible assets)	80,703	9.20	35,083	4.00	43,853	5.00

	Three months ended June 30,		Six months ended June 30,
	2010	2009	2010	2009
Selected Financial and Capital Ratios (1)
Return on average assets	(1.10)%	.31%	(.35)%	(.42)%
Return on average equity	(10.01)	2.85	(3.28)	(3.88)
General and administrative expenses to average assets	2.20	1.88	2.06	1.74
Efficiency ratio (2)	66.65	54.15	60.84	51.74
Net interest margin	3.39	3.44	3.47	3.34

Allowance for loan losses as % of loans			2.45	1.84
Non-performing assets to total assets (3)			7.02	5.57
Book Value per common share (4)			$23.08	$23.11
Book Value per common share (5)			$18.50	$18.60

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents noninterest expense divided by net interest income plus noninterest income.
(3)	Consists of assets 90 days past due, nonaccrual loans, troubled debt restructured loans, and real estate owned assets.
(4)	Represents total equity divided by total weighted average common shares outstanding net of treasury stock, unearned ESOP shares and unearned stock awards.
(5)	Represents total equity, net of TARP related equity, divided by total weighted average common shares outstanding net of treasury stock, unearned ESOP shares and unearned stock awards.